CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 18, 2007, relating to the financial statements and financial highlights which appears in the March 31, 2007 Annual Report to Shareholders of the Legg Mason Special Investment Trust, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "The Corporations' Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.








PricewaterhouseCoopers LLP
Baltimore, Maryland
July 27, 2007